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                                                                   Exhibit 10.5


                             EMPLOYMENT AGREEMENT


    EMPLOYMENT AGREEMENT made as of this 4th day of April, 1994, by and between NETWORK-1 SOFTWARE & TECHNOLOGY, INC., a Delaware corporation with a principal place of business at 33-20 28th Street, Long Island City, NY 11101 (hereinafter referred to as the "Company") and ROBERT RUSSO, residing at 33-20 28th Street, Long Island City, NY 11106 (hereinafter referred to as "Executive").

                             W I T N E S S E T H:



    WHEREAS, Executive is President and Chief Operating Officer of the Company; and

    WHEREAS, Executive's services have and will continue to constitute a major factor in the growth and development of the Company; and

    WHEREAS, the Company desires to employ and retain the experience, ability and services of Executive as President and Chief Operating Officer;

    NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

1.  EMPLOYMENT

    The Company hereby agrees to employ Executive as its President and Chief Operating Officer and Executive hereby accepts such employment subject to and upon the terms and conditions of this Agreement.

2.  DUTIES

    Executive shall, during the term of his employment with the

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    Company, devote his full business time and efforts to the affairs of the
Company and shall perform such functions consistent with such office as the Board of Directors of the Company may reasonably request.

3.  COMPENSATION

    As compensation for his services hereunder, the Company shall pay Executive, a salary payable bi-weekly in the amount of $145,000 per annum for the first year of Executive's employment; and for each year thereafter at a rate equal to ten (10%) percent above the previous year's salary. Executive may also receive such bonus compensation as the Board of Directors, in its sole discretion, may determine; provided that as long as a designee of the Purchasers (as defined in the Stock Purchase Agreement dated as of April ___, 1994, among the Company and such Purchasers) (the "Purchasers Designee") is a member of the Board of Directors of the Company, any such bonus compensation shall be approved by such Purchasers Designee.

4.  REIMBURSEMENT OF EXPENSES

    The Company shall also reimburse Executive for all reasonable expenses incurred in connection with his performance of services hereunder, including, but not limited to, expenses for business travel, entertainment and meals, upon Executive's presentation of an itemized account of such expenditures. Executive's substantiation of such expenses shall be made in a manner acceptable to the Company and as required by the Internal Revenue Service.

5.  TERM



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    This Agreement shall be for a term of three (3) years commencing upon the date hereof, unless sooner terminated pursuant to the terms herein.

6.  TERMINATION

    The Company shall have the right to terminate this Agreement for cause if Executive shall commit any of the following acts of default (the "Act(s) of Default"):

              (i) Executive shall have materially breached any of the provisions or covenants set forth herein; or

              (ii) Executive shall have committed any material act of malfeasance, disloyalty or breach of trust against the Company; or

              (iii) Executive shall have committed any act of gross negligence or bad faith in the performance of his duties and obligations hereunder.

    In the event the Company elects to terminate this Agreement as set forth above, the Company shall send written notice of termination to Executive describing the action of Executive constituting the Act of Default, and this Agreement shall terminate ten (10) days after the date of postmark of such written notice. In the event this Agreement is terminated for cause pursuant to this paragraph, Executive shall not be entitled to receive any compensation or additional benefits pursuant to Sections 3 and 7 hereof after the date of termination. Nothing contained in this Agreement shall be deemed to limit any other rights the Company may have to terminate Executive's employment hereunder upon any ground permitted by law.

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7.  ADDITIONAL BENEFITS

    Nothing contained herein shall be deemed to limit or affect the right of Executive to receive other forms of additional compensation or to participate in any retirement, disability, profit sharing, stock option, cash bonus or other plan or arrangement, or in any other benefits now or hereafter provided by the Company for executives of similar position.

8.  DEATH OR DISABILITY

    (a) In the event that Executive shall become incapacitated by reason of mental or physical disability or otherwise during the term of this Agreement so that he is prevented from performing his principal duties and services hereunder for a period of four (4) consecutive months, or for shorter periods aggregating four (4) months in any twelve (12) month period, the Company shall have the right to terminate this Agreement by sending written notice of termination to Executive, and thereupon his employment pursuant to this Agreement shall terminate; provided, however, in such event, the Company shall pay to Executive the salary on a monthly basis as set forth in Section 3 hereof for a period of six (6) months from the date of termination.

    (b) In the event of the death of Executive during the term of this Agreement, the Company shall pay to his estate the salary on a monthly basis as set forth in Section 3 hereof for the period of six (6) months from the date of death.

9.  RESTRICTIVE COVENANT

    (a) Executive agrees that during the term of this Agreement or any renewals or extensions hereof, and for a period of two (2)

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years thereafter in the event that Executive has breached this Agreement including, without limitation, voluntary termination or has otherwise been terminated for cause including as a result of any Act of Default as set forth in Section 6 hereof, he will not, directly or indirectly, engage or participate in any activity, make any financial investment, or become employed by or become a principal or director of or render advisory or other services to or for any person, firm or corporation located in the United States that engages, directly or indirectly, in competition with any of the business operations, activities or products of the Company including, but not limited to, (i) network consulting and training and (ii) network management and network security products (as such operations, activities and products may exist at any time during the term of Executive's employment with the Company). Nothing contained herein, however, shall restrict Executive from making any investments in any business or enterprise whose securities are listed on a national securities exchange or actively traded in the over-the-counter market, which business or enterprise is or might be directly or indirectly in competition with any of the business operations, activities or products of the Company; provided, however, that such investment does not result in Executive owning 5% or more of the outstanding voting securities of such entity or otherwise give Executive the right to control or influence the policy decisions of such business.

    (b) Executive will not, either during the term of this Agreement or at any time thereafter, divulge, furnish or make accessible to anyone (otherwise than in the regular course of

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business of the Company) any knowledge or information with respect to confidential or secret methods, plans, products, technology, materials, or processes of the Company, or with respect to any other confidential or secret aspects of the business, activities or products of the Company including, without limitation, (x) products, technologies, processes, designs, materials, developments, inventions or discoveries (whether or not subject to patent, trademark or copyright protection) or (y) any customer or client lists, telephone leads, prospects lists, advertising and marketing plans and strategies and sales promotion materials, forms or literature; except as such items set forth in clauses (x) and (y) may already be in the public domain through no fault of Executive (all of the foregoing items set forth in clauses (x) and (y) being referred to herein collectively as "Intangible Property").

    (c) Executive agrees that any such Intangible Property that he may conceive, make, invent, develop or suggest during the term of this Agreement (whether individually or jointly with any other person or persons), relating in any way to the business or activities of the Company, shall be the sole, exclusive and absolute property of the Company. Executive will immediately disclose any such Intangible Property to Company, except where the same is lawfully protected from disclosure to the Company as a trade secret of a third party or by any other lawful bar to such disclosure. Executive shall return all tangible evidence of Intangible Property to the Company prior to or at the termination of his employment.

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    (d)       Executive agrees that during the term of this Agreement or any renewals or extensions hereof, and for a period of two (2) year thereafter, he will not:

              (i) Directly or indirectly solicit, raid, entice or induce any employee of the Company, or any subsidiary of the Company or any entity which directly or indirectly is controlled by or is under common control with the Company, to be employed by any other person, corporation or entity; or

              (ii) Directly or indirectly approach any such employee for such purposes; or

              (iii) Authorize or knowingly approve the taking of such actions by other persons on behalf of any such person, corporation or entity or assist any such person, corporation or entity in taking such action.

    (e) Executive agrees that during the term of this Agreement or any renewals or extensions hereof, he will not at any time enter into on behalf of the Company or cause the Company to enter into, directly or indirectly, any transactions with any entity in which he or any member of his immediate family may be interested as a partner, trustee, director, officer, employee, shareholder, lender of money or guarantor, unless the material facts as to his interest (or the interest of such family member) and as to the transaction are disclosed or are known to the Board of Directors of the Company and the transaction is authorized, approved and ratified by the Directors.

    (f) Executive acknowledges that the services to be rendered by him hereunder are of a special, unique and extraordinary

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character and that it would be very difficult or impossible to replace such services, and further that irreparable injury would be sustained by the Company in the event of a violation by Executive of any of the provisions of this Agreement and by reason thereof, Executive consents and agrees that if he violates any of the provisions of this Agreement, the Company shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining him from committing or continuing any violation of this Agreement, in addition to all other remedies available to the Company under this Agreement or otherwise.

10. REPRESENTATION AND WARRANTY OF EXECUTIVE

    Executive represents and warrants that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, or under any physical or mental disability which would in any way restrict or prohibit him from undertaking or performing in accordance with the terms and conditions of this Agreement.

11. SEVERABILITY

    If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect. In the event that a court of competent jurisdiction determines that any covenant set forth herein is impermissibly broad in scope, duration or geographical area, then the parties intend that such court should limit the scope duration or geographical area of such covenant to the extent and only to the extent necessary to render such covenant reasonable and enforceable, and enforce the covenant as so limited.

12. NOTICES

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    All notices required or permitted to be given under the terms of this
Agreement shall be in writing and shall be deemed to have been duly given as of the date of postmark if delivered to the addressee by certified mail, return receipt requested as follows:

    IF TO THE COMPANY:   Network-1 Software & Technology, Inc.
                         2307 Roosevelt Drive
                         Arlington, Texas  76016
                         Attn.:  William Hancock
                                 Executive Vice President

              WITH A COPY TO:  Bizar & Martin
                               485 Madison Avenue
                               New York, NY 10002
                               Attn:  Sam Schwartz, Esq.

              IF TO EXECUTIVE: Robert Russo
                               33-20 28th Street
                               Long Island City, NY 11106
13. BENEFIT

    This Agreement shall inure to, and shall be binding upon, the parties hereto and the successors and assigns of the Company and the personal representatives and heirs of Executive.

14. WAIVER

    The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof. Any such waiver must be in writing and signed by the party charged with making the same.

15. GOVERNING LAW

    This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.

16. ENTIRE AGREEMENT

    This Agreement supersedes all prior agreements and


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understandings between the Company and Executive and contains the entire agreement between the parties hereto with respect to the subject matter hereof. No modification, addition or amendment shall be made hereto, except by written agreement signed by both parties hereto and approved by the uanimous consent of the Board of Directors so long as the Purchasers Designee is a member of the Board of Directors.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                        NETWORK-1 SOFTWARE & TECHNOLOGY, INC.


                        By:/s/ William Hancock
                           -----------------------------
                           William Hancock,
                           Executive Vice President


                        EXECUTIVE:


                        /s/ Robert Russo
                        --------------------------------
                        Robert Russo

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                                              February 16, 1996

Mr. Robert Russo
Network-1 Software & Technology, Inc.
909 Third Avenue
New York, New York 10022

    Re:       Extension of Employment Agreement

Dear Bob:

    This letter agreement shall supplement the Employment Agreement, dated April 4, 1994, between yourself and Network-1 Software & Technology, Inc. and shall serve to extend the term of said Employment Agreement for an additional two (2) year period expiring April 4, 1999.

    If the foregoing correctly confirms our understanding, kindly execute this agreement at the appropriate place provided below.


                                      Very truly yours,



                                      Network-1 Software & Technology
                                      Inc.



                                  By: /s/ William Hancock
                                      ---------------------------------
                                      William Hancock, Vice-President

Agreed and Accepted:


/s/ Robert Russo
---------------------------
Robert Russo